Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Livongo Health, Inc. of our report dated May 10, 2019, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is June 28, 2019 relating to the consolidated financial statements of Livongo Health, Inc., which appears in this Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 9, 2019